Exhibit 99.1

          Adept Technology Signs Equity Financing Agreements

   LIVERMORE, Calif.--(BUSINESS WIRE)--Nov. 17, 2003--Adept Technology, Inc. (OTCBB:ADTK), a leading manufacturer of flexible automation for the semiconductor, life sciences, electronics and automotive industries, announced the signing of definitive agreements to issue and sell shares of its newly issued common stock accompanied by the simultaneous conversion of its preferred stock into common stock. Upon the consummation of these transactions and the payment of certain indebtedness, Adept will have significantly improved liquidity and a positive shareholder equity balance.
   Under the terms of the financing, Adept will make a private placement of approximately 11.1 million shares of common stock to several accredited investors with a total purchase price of $10.0 million. The investors will also receive warrants to purchase up to an aggregate of approximately 5.5 million shares at an exercise price of $1.25 per share, with certain proportionate anti-dilution protections. Under the terms of these warrants, the Company may call the warrants, thereby forcing a cash exercise, in certain circumstances after the common stock has closed at or above $2.50 for twenty consecutive days. The financing is led by Special Situations Funds. The net proceeds from the financing after estimated costs and expenses are expected to be approximately $9.4 million. Furthermore, the lead investor has nominated Robert Majteles to the Company's board of directors to fill a seat to be vacated by the resignation of Brian Carlisle from the board, effective upon the closing of the financing.
   Concurrently with, and subject to, the completion of the financing, the Company's preferred stockholder has agreed to convert its preferred stock which it acquired in 2001 into approximately 3.1 million shares of Adept common stock and to surrender its remaining shares of preferred stock to the Company. Per the terms of the Company's promissory note with its preferred stockholder, the Company will repay the $1.0 million promissory note out of proceeds from the financing.
   The definitive financing agreements remain subject to customary closing conditions and the preferred stock conversion, and the financing is expected to be completed very shortly.
   Robert Bucher, Adept's chief executive officer, commented, "This is a big step in our overall strategy, it will ensure viability to our customers and give confidence to the market as we move aggressively to address improving economic conditions. We enjoy a very large installed base and our strength in customer quality and service makes us the brand of choice for high value manufacturing. This financing is intended to improve our liquidity and address our working capital requirements. We will remain prudent in utilizing these funds with a focus on improving our financial results and providing a return to our shareholders. We expect this financing to improve our balance sheet and financial stability and to help build a strong foundation for future growth. We are pleased with the continuing confidence investors have in Adept."
   The common stock and warrants sold in this private placement have not been registered under the Securities Act of 1933 or qualified under applicable state securities laws and may not be transferred or sold in the United States absent such registration and qualification or applicable exemptions from such registration and qualification. This announcement is neither an offer to sell nor a solicitation of an offer to buy such shares. The Company has agreed to register for resale the common stock issued in this private placement, including the shares of common stock underlying the warrants and the shares to be issued to its preferred stockholder.
   Impact Capital Partners Limited acted as financial advisers to Adept Technology, Inc. For further information on Impact Capital, please visit www.impactcapital.com.

   This press release contains certain forward-looking statements including statements regarding liquidity, expenses, revenue and future operating results that involve a number of risks and uncertainties. The company's actual results could differ materially from those expressed in any of the above forward-looking statements for a variety of reasons, including but not limited to, its customers ability to pay invoices in a timely manner and lack of unexpected cash obligations, the risk that some of its customers may become insolvent, future economic, competitive and market conditions including those in Europe and Asia and those related to the company's strategic markets; the company's continuing operating losses causing the company to need to raise additional financing in the future and the effect of the financing on current stockholders; the cyclicality of capital spending of the company's customers, including in the semiconductor industry and lack of long-term customer contracts; the company's dependence on the continued growth of the intelligent automation market; the company's highly competitive industry; rapid technological change within the intelligent automation industry; the lengthy sales cycles for the company's products; the company's significant fixed costs which are not easily reduced; the risks associated with sole or single sources of supply and lengthy procurement lead times; the risks associated with acquisitions, including integration risks associated with our previous acquisitions; the risks associated with product defects; the potential delays associated with the development and introduction of new products or software releases; or decreased acceptance of the company's new or current products in the marketplace.
   For a discussion of additional risk factors relating to Adept's business, see Adept's annual report on Form 10-K for the fiscal year ended June 30, 2003, as amended, and its quarterly report on Form 10-Q for the fiscal quarter ended September 27, 2003 including the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations contained therein.

   Adept Technology, Inc. designs, manufactures and markets intelligent production automation solutions to its customers in many industries including the food, electronics/communications, automotive, appliance, semiconductor, original equipment manufacturer, or OEM, and life sciences industries. Adept utilizes its comprehensive product portfolio of high precision mechanical components, solid state controllers and application development software (not generally sold separately) to deliver automation solutions that meet its customer's increasingly complex manufacturing requirements. Adept was incorporated in California in 1983. More information is available at www.adept.com.

    CONTACT: Adept Technology, Inc.
             Michael Overby, 925-245-3423
             investor.relations@adept.com